Exhibit 99.2

Energy XXI Announces Board of Director Additions
Independent Majority Facilitates NASDAQ Listing

HOUSTON - May 4, 2007 - Energy XXI (Bermuda) Limited (AIM: EGY) today announced the appointment of Hill Arnold Feinberg and Paul Davison as non-executive directors to the board, effective May 7, 2007. With these appointments, independent directors will hold a majority of board seats, as required to facilitate listing of the company’s common stock on NASDAQ.
Feinberg, 60, is chairman and chief executive officer of First Southwest Company, a privately held, fully diversified investment banking firm founded in 1946 and headquartered in Dallas. Prior positions included senior managing director at Bear Stearns & Co. and vice president and manager of Salomon Brothers’ Dallas office.
Davison, 54, was previously the technical and operations director of Paladin Resources plc, which was acquired in 2005. Prior to that, he held management and technical positions at Clyde Petroleum plc and Shell Internationale Petroleum Maatschappij. During his career, Davison had management responsibilities for both onshore and offshore oil and gas properties in locations that included the United States, the United Kingdom, the Netherlands, Spain, Norway, Denmark, Australia, Indonesia, Malaysia, Tunisia, Romania, Ecuador, Oman, Yemen, Syria, Myanmar, Vietnam and Gabon. In addition to engineering and operations experience, Davison has been responsible for reserves reporting and evaluation of international exploration opportunities and corporate and asset acquisitions.
“We are honored to enlist two outstanding new independent board members with diverse and complementary financial, technical and operations expertise,” Energy XXI Chairman and CEO John Schiller said. “In addition to bringing valuable new perspectives to the company’s stewardship, Hill and Paul join our other non-executive directors, Bill Colvin and David Dunwoody, to create an independent majority, which should allow Energy XXI common stock to begin trading on NASDAQ this month.”
Feinberg will serve on the board’s audit and remuneration committees and chair the nomination committee. A native of Georgia (USA), Feinberg received his bachelor’s degree in finance from the University of Georgia in 1969.
Davison will serve on the board’s audit, nomination and remuneration committees. A native of Surrey, England, Davison received his bachelor’s degree in mining engineering at Nottingham University in 1974.

AIM-Required Disclosures

Hill Feinberg:
•	Corporate directorships held within the last five years:
o	First Southwest Company, October 1991 to present;
o	Texas Regional Bancshares, April 2005 to present
o	General Cryogenics Inc, April 2004 to present.
•	Industry and civic directorships held within the last five years:
o	Municipal Securities Rulemaking Board, October 2000 to September 2003;
o	The MBM Foundation, May 2003 to present;
o	Phoenix Houses of Texas, June 2003 to present;
o	The Cardiopulmonary Research Science and Technology Institute - 1997 to present;
o	Board of Visitors, UT Southwestern Medical Center - September 2001 to present;
o	The Greater Dallas Chamber -2005 to present.
•	Energy XXI ownership interests:
o	250,000 shares, representing 0.3 percent of the issued share capital. Feinberg will receive 3,000 additional shares upon joining the board.
•	There are no further disclosures required under Schedule 2 paragraph (g) of the AIM Rules.

Paul Davison:
•	Directorships held within the last five years:
o	Paladin Resources plc and its subsidiaries, September 1997 to November 2005.
•	Energy XXI ownership interests:
o	None. Davison will receive 3,000 shares upon joining the board.
•	There are no further disclosures required under Schedule 2 paragraph (g) of the AIM Rules.

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are primarily located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. In April 2007, Energy XXI announced that its registration statement on Form S-1, registering approximately 115 million shares of its common stock for resale by certain selling shareholders, had been declared effective by the U.S. Securities and Exchange Commission. Energy XXI aims to be listed and begin trading on the NASDAQ system under the symbol ‘EXXI’ later this quarter. Collins Stewart Europe Limited and Jefferies International are Energy XXI listing brokers in the United Kingdom. In the United States, Jefferies & Company, BMO Capital Markets, Collins Stewart and Natexis Bleichroeder are market makers.

Forward-Looking Statements
All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Enquiries of the Company

Energy XXI (Bermuda) Limited

Stewart Lawrence
Vice President, Investor Relations and Communications
+1 713-351-3006
slawrence@energyxxi.com

Collins Stewart Europe Limited

Nominated Adviser and UK Broker to the Company
Seema Paterson
+44 207 523 8321
spaterson@collins-stewart.com

Pelham PR

James Henderson
+44 207 743 6673
james.henderson@pelhampr.com

Alisdair Haythornthwaite
+44 207 743 6676
alisdair.haythornthwaite@pel